Illustration sample calculation - INvestor's Select

Illustrated contractowner
         Male Issue Age 40 Standard Nonsmoker, Face Amount $150,000, Death Benefit Option 1, $5,000 planned annual premium paid annually for five years on the policy anniversary

     Current Cost of Insurance Rates, Hypothetical Gross Annual Investment Return = 12%

Policy Value

Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x (Net Investment Factor)

Derivation of Annual SubAccount Rate of Return from Gross Rate of Return

         Net SubAccount Rate of Return = 10.36% = 12% Gross SubAccount Rate of Return - 0.70% M&E charge - 0.94% Assumed Asset Charges*

              *Asset charges vary by subaccount: Actual Asset Charges deducted from Gross Annual Rate of Return will vary with the contractholder's allocation of premium and policy value between the available subaccounts. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

How the Periodic Deduction for Cost of Insurance and Other Contract Charges Are Made

Net Premium  = Gross Premium - Premium Expense Charge
i. The Premium Expense Charge equals 2.50% of Gross Premium received

Monthly Deduction = COI Deduction + Policy Fee + Administrative Expense Charge (assessed annually)

For example, on the fifth policy anniversary for a Male Nonsmoker, issue age 40:

         Net Premium = $5,000 x (1 - .025) = $4,875.00

         COI Deduction = [ (Death Benefit) / (1.0032737) - Policy Value ]
             x Monthly COI Rate
ii.      The current Monthly COI Rate is 0.00025861
iii.     The illustrated Death Benefit is $150,000
iv.      Policy Value = End of year 4 Policy Value + Net Premium Received
                         = 22,972.18 + 5,000.00 x (1 - .025) =  27,847.18
v.       COI Deduction = [ (150,000) / (1.0032737) - 27,847.18 ] x (0.00025861)
                         = $31.46

         Policy Fee = $5.00 per month

         Administrative Expense Charge = [ (Policy Value) x (Administrative Expense Charge rate) ] |X| The current Annual Administrative Expense charge is
0.002 (due to system restrictions we actually charge
0.0019995), it is charged at the beginning of the year for years 2-13 only.

vi. Policy Value = End of year 4 Policy Value + Net Premium Received - COI Deduction = [22,972.18 + 5,000.00 x (1 - .025) -31.46] * 0.0019995 = $55.62

Monthly Deduction, year 5 month 1 = 31.46 + 5.00 + 55.62 = $92.08


Net Investment Factor

     The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open The Net Investment Factor is defined in the contract as (1) divided by (2), and then subtract (3) from the result, where:

         (1) is the net result of:

     b. the net asset value per share of the portfolio held in the subaccount at the end of the current valuation period, plus

     c. the per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus

     d. a per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the subaccount (no federal income taxes are applicable under present law).

         (2) is the net asset value per share of the portfolio held in the subaccount at the end of the last prior valuation period; and

         (3) is the mortality and expense risk charge and the administrative expense risk charge.

For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 10.36% net annual effective rate of return:

         Monthly Net Investment Factor (Hypothetical) = (1.1036) ^ [(Number of Days in Month) / 365] Where:
i. ^ signifies "to the power of" ii. A 365-day year is hypothetically assumed

For the end of month 1, Policy year 5:
         Net Investment Factor = (1.1036)^[ 31 / 365]  = 1.0084075

The following is a detailed representation of the interim policy value calculations during Policy Year 5:


 Policy     Month   Beginning      Net       Value       COI     Admin.     Monthly       Value      Days    Monthly Net    Ending
  Year                Policy     Premium   After        Charge   Charge    Deduction      After       In     Investment     Policy
                      Value                 Premium                                     Deduction    Month     Factor       Value
5          1        22,972.18   4,875      27,847.18   31.46     55.62    92.08        27,755.10    31       1.0084075    27,988.45
5          2        27,988.45   -          27,988.45   31.43     -        36.43        27,952.02    28       1.0075908    28,164.20
5          3        28,164.20   -          28,164.20   31.38     -        36.38        28,127.82    31       1.0084075    28,364.30
5          4        28,364.30   -          28,364.30   31.33     -        36.33        28,327.97    30       1.0081352    28,558.42
5          5        28,558.42   -          28,558.42   31.28     -        36.28        28,522.14    31       1.0084075    28,761.94
5          6        28,761.94   -          28,761.94   31.23     -        36.23        28,725.71    30       1.0081352    28,959.40
5          7        28,959.40   -          28,959.40   31.18     -        36.18        28,923.22    31       1.0084075    29,166.39
5          8        29,166.39   -          29,166.39   31.12     -        36.12        29,130.27    31       1.0084075    29,375.18
5          9        29,375.18   -          29,375.18   31.07     -        36.07        29,339.11    30       1.0081352    29,577.79
5          10       29,577.79   -          29,577.79   31.02     -        36.02        29,541.77    31       1.0084075    29,790.14
5          11       29,790.14   -          29,790.14   30.96     -        35.96        29,754.18    30       1.0081352    29,996.24
5          12       29,996.24   -          29,996.24   30.91     -        35.91        29,960.33    31       1.0084075    30,212.22


Surrender Value
         Surrender Charges are calculated as:

     [(Face Amount) / 1,000] x (Surrender Charge Factor Per $1,000 Face Amount) x (Surrender Charge Percentage)

     The Surrender Charge Factor for a Male Nonsmoker, Issue age 40 is $8.14

     The Surrender Charge Percentage for a Male Nonsmoker, Issue age 40, Policy Year 5 is 100%

     Surrender Charge = [(150,000) / (1,000)] x (8.14) x (100%) = $1,221.00

     Surrender Value = Policy Value - Surrender Charge

     Surrender Value, End of Year 5 = 30,212.22 - 1,221.00 = 28,991.22

Death Benefits
         For death benefit Option 1, the death benefit equals the greater of:

e.   The face amount on the date of death, or

f. The percentage of the policy value shown in the Compliance with Federal Laws Provision.

         For a Male contractowner of attained age 45, the percentage of the policy value in the Compliance with Federal Laws Provision is 215%

         Death Benefit, end of year 5 = the greater of

g.   Face Amount = $150,000, or

h.   215% x Policy Value = 2.15 x 30,212.22 = 64,956.27

         Death Benefit, end of year 5 = $150,000

How Calculations Vary for Other Contract Years Monthly Deduction Monthly COI rates vary by attained age Administrative Expense Charge is zero in years 14 and later

Surrender Value
Surrender Charge Percentage varies by Policy Year Surrender Charge Percentage is zero in years 13 and later
Surrender Charge Percentages for the illustrated contractowner in other contract years follow the schedule below:

           Policy Year       Surrender Charge
                                Percentage
                1                  100%
                2                  100%
                3                  100%
                4                  100%
                5                  100%
                6                  95%
                7                  90%
                8                  80%
                9                  70%
               10                  50%
               11                  40%
               12                  20%
               13+                  0%


Death Benefits

     Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision